EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-25125 of Rowan Companies, Inc. on Form S-8 of our report dated June 25, 2004 appearing in this Annual Report on Form 11-K of the LeTourneau, Inc. Savings and Investment Plan as of and for the year ended December 31, 2003.

/S/ DELOITTE & TOUCHE LLP

Houston, Texas
June 28, 2005